Exhibit 5.4

[LETTERHEAD OF WILLIAMS MULLEN]

December 15, 2011

SunCoke Energy, Inc.

1011 Warrenville Road, Suite 600

Lisle, Illinois 60532

Re:

Exchange Offer Relating to $400,000,000 Aggregate Principal Amount of 7 5/8% Exchange Notes due 2019 issued by SunCoke Energy, Inc., a Delaware corporation (the “Company”) and guaranteed by the Guarantors (the “Exchange Offer”)

Ladies and Gentlemen:

We have acted as special Virginia counsel for the companies identified on Schedules 1 and 2 attached (the “Domestic Companies”), in connection with the Exchange Offer and the Company’s Registration Statement on Form S-4 (the “Registration Statement”) to be filed contemporaneously with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”). The terms of the Exchange Offer are set forth in a Registration Rights Agreement, dated as of July 26, 2011, among J.P. Morgan Securities LLC, the Company, the Guarantors and certain Initial Purchasers (the “Rights Agreement”), and the documents described on Exhibit A attached (the Rights Agreement and such documents are referred to collectively as the “Transaction Documents”). Each of the Domestic Companies is a Guarantor under the Indenture, dated as of July 26, 2011, among the Company, The Bank of New York Mellon Trust Company, N.A., as trustee (the “Trustee”), and the Guarantors (the “Indenture”). Capitalized terms used and not otherwise defined in this opinion shall have the same meanings set forth in the Indenture.

In connection with this opinion letter, we have examined (i) fully executed originals of each of the Transaction Documents, and (ii) such certificates of public officials, corporate and limited liability company documents and records, and other certificates, agreements, opinions and instruments, including, without limitation, certificates of officers, members and managers of the Company and the Domestic Companies delivered to Representatives along with the Transaction Documents, as we have deemed necessary for the purposes of the opinions expressed in this letter. The examinations referred to above and the opinions in this letter are subject to the following assumptions, limitations and/or qualifications:

A. We have assumed the accuracy, completeness and correctness of all public records examined by us and of all certificates or reports by public officials, commissions or other agencies.

A Professional Corporation

NORTH CAROLINA  —   VIRGINIA  —  WASHINGTON, D.C.  —  LONDON

222 Central Park Avenue, Suite 1700    Virginia Beach, VA 23462-3035    Tel: 757.499.8800    Fax: 757.473.0395

www.williamsmullen.com

SunCoke Energy, Inc.

December 15, 2011

B. We have assumed (i) the genuineness of all signatures on all documents other than the Transaction Documents and all signatures on the Transaction Documents other than those of the Domestic Companies, (ii) the authenticity of all documents submitted to us as originals, (iii) the legal capacity of all natural persons, (iv) that all decision makers have complied with all applicable fiduciary duties, (v) the conformity to the originals of all documents submitted to us as copies and (vi) that the Transaction Documents have not been modified by an oral contract or course of dealing among the parties thereto.

C. We have assumed that each of the parties to the Transaction Documents other than the Domestic Companies (i) has full power and authority to enter into the Transaction Documents and to fulfill its obligations thereunder, (ii) is duly organized and validly existing in good standing under the laws of the jurisdiction of its organization and (iii) has duly authorized and validly executed and delivered each Transaction Document to which it is a party.

D. We have assumed that all the obligations of each of the parties to the Transaction Documents are legal, valid and binding obligations of such parties enforceable in accordance with their respective terms.

E. As to questions of fact material to our opinions, we have relied solely on (i) the representations of the Borrower and Guarantors made in the Transaction Documents, (ii) certificates of the Domestic Companies delivered to us and (iii) certificates and statements of governmental authorities. With your permission, we have not undertaken any independent investigation or inquiry to determine the existence or absence of any such facts, and no inference as to our knowledge of the existence or absence of any such facts should be drawn from our representation of the Domestic Companies. We undertake no obligation to inquire with any other person or entity, including other attorneys or staff within this firm, or to conduct any other research or investigation.

F. In rendering our opinions, we have relied on certificates from the appropriate state government officials with respect to the existence and good standing of each of the Domestic Companies. As to the due incorporation opinion in paragraph 1 and the due formation opinion in paragraph 2, we have relied solely and without independent investigation on the certificates of incorporation for the Domestic Companies listed on Schedule 1 and a certificate of existence for the Domestic Company listed on Schedule 2. Specifically, but without limitation, we have not reviewed any organizational minutes or other actions of such companies or the board of directors or managers thereof relating to the formation or organization thereof; and we have assumed (without any knowledge to the contrary) that all such actions were duly and validly taken on behalf of such companies.

G. We have made no special investigation or review of any published constitutions, treaties, laws, rules or regulations or judicial or administrative interpretations (“Laws”) other than a review of the Laws of the Commonwealth of Virginia (the “Covered Jurisdiction”), and do not express any opinions concerning, any laws other than the Laws of the Covered Jurisdiction that are, in our experience, normally applicable to transactions of the type contemplated by the Transaction Documents. The foregoing Laws are referred to collectively as the “Applicable Laws.” The opinions expressed in this letter are based only on the Applicable

SunCoke Energy, Inc.

December 15, 2011

Laws in existence as of the date of this letter, and we express no opinion concerning any Laws other than the Applicable Laws. The term “Applicable Laws” excludes (a) Laws of any counties, cities, towns, municipalities, and special political subdivisions and agencies thereof and (b) Laws relating to land use, zoning and building code issues, taxes, environmental issues, intellectual property issues, health and safety issues, antitrust issues or securities or blue sky laws. Our opinions are expressed as of the date of this letter, and we express no opinion as to the effect of any future amendments, changes, additions or modifications of any Applicable Laws. We will not update or supplement our opinions to reflect any facts, circumstances or changes in Applicable Laws that may occur after the date of this letter.

H. We have assumed that (i) no petition has been presented to or filed with, and no order has been issued by, a court for the liquidation, dissolution or receivership of any Domestic Company, (ii) no step has been taken in connection with the appointment of a receiver, trustee, custodian or similar person in relation to any Domestic Company or any of its assets and (iii) no event analogous to any of the foregoing has occurred in any jurisdiction.

I. We have assumed the absence of any fraud, coercion, duress, misrepresentation or undue influence in relation to the Transaction Documents.

J. We have assumed that the terms of the Exchange Offer and the Transaction Documents are bona fide arm’s length commercial terms and that the Transaction Documents are entered into for bona fide commercial reasons.

Based on such examinations and investigations, and subject to the limitations, assumptions and qualifications stated in this letter, we give you our opinion as follows:

1. Each of the Domestic Companies listed on Schedule 1 is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Virginia.

2. The Domestic Company listed on Schedule 2 is a limited liability company duly formed and validly existing under the laws of the Commonwealth of Virginia.

3. Each of the Domestic Companies listed on Schedule 1 has the corporate power and authority to own its property and carry on its business as now conducted and to enter into and perform its respective obligations under the Transaction Documents to which it is a party.

4. The Domestic Company listed on Schedule 2 has the limited liability company power and authority to own its property and carry on its business as now conducted and to enter into and perform its obligations under the Transaction Documents to which it is a party.

SunCoke Energy, Inc.

December 15, 2011

5. The execution, delivery and performance of each of the Transaction Documents to which each of the Domestic Companies is a party (including the guarantee under the Indenture) have been duly authorized by all requisite action of each such Domestic Company, and all Transaction Documents to which each of the Domestic Companies is a party have been duly executed and delivered to you by each such Domestic Company.

6. The execution and delivery by each of the Domestic Companies of each Transaction Document to which it is a party, and the performance by each of such Domestic Companies of its obligations under such Transaction Document (including the guarantee under the Indenture), do not (i) conflict with, or result in the violation of, the Articles of Incorporation, the Bylaws, the Articles of Organization or Operating Agreement of a Domestic Company, as applicable, or (ii) violate or conflict with any provision of Applicable Law.

The foregoing opinions are limited to the matters stated in this letter, and no opinion is implied or may be inferred beyond the matters expressly stated. We hereby consent to the filing of a copy of this opinion with the Commission as an exhibit to the Registration Statement and the use of our name in the prospectus forming a part of the Registration Statement under the caption “Legal Matters.” In giving this consent, we do not hereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder. We understand that the firm of Wachtell, Lipton, Rosen & Katz (“WLRK”) wishes to rely as to certain matters of Virginia law on the opinions expressed herein in connection with the delivery of its opinion to you dated on or about the date hereof concerning the transactions contemplated hereby, and we hereby consent to such reliance. This opinion speaks only as of the date hereof and is based on our understandings and assumptions as to present facts and our review of the above-referenced documents and the application of Virginia law as the same exist on the date hereof, and we undertake no obligation to update or supplement this opinion after the date hereof (including, but not limited to, the date, if any, the Exchange Notes are executed, delivered, and issued) for the benefit of any person or entity (including WLRK) with respect to any facts or circumstances that may hereafter come to our attention or any changes in facts or law that may hereafter occur or take effect.

Enclosures

/s/ Williams Mullen

Williams Mullen

EXHIBIT A

Transaction Documents

1.	Purchase Agreement, dated as of July 20, 2011, among the Company, J.P. Morgan Securities LLC, Sunoco, Inc., and the Guarantors.

2.	Indenture, dated as of July 26, 2011, among the Company, the Guarantors and the Bank of New York Mellon Trust Company, N.A., as Trustee.

3.	Registration Rights Agreement, dated as of July 26, 2011, among the Company, the Guarantors and J.P. Morgan Securities LLC, as representative of the Individual Purchasers.

DOMESTIC COMPANIES

Schedule 1

Jewell Resources Corporation

Jewell Smokeless Coal Corporation

Jewell Coal and Coke Company, Inc.

Oakwood Red Ash Coal Corporation

Dominion Coal Corporation

Vansant Coal Corporation

Omega Mining, Inc.

Harold Keene Coal Co., Inc.

Jewell Coke Acquisition Company

Schedule 2

Energy Resources, LLC